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                                                                     Exhibit 8.3

                        [LETTERHEAD OF BAKER BOTTS LLP]

[Date]
                                     DRAFT
                                     -----

Reprogenesis, Inc.,
     a Texas corporation
21 Erie Street
Cambridge  MA 02139

                       Merger of Reprogenesis into Curis
                       ---------------------------------

          We have acted as special counsel to you in connection with the merger (the "Reprogenesis Merger") of Reprogenesis, Inc. a Texas corporation ("Reprogenesis"), with and into Curis, Inc., a Delaware corporation ("Curis"), pursuant to that certain Agreement and Plan of Merger made as of February 14, 2000 (the "Agreement and Plan of Merger") among Creative Biomolecules, Inc. a Delaware corporation, Ontogeny, Inc., a Delaware corporation, Reprogenesis and Curis. This letter is being delivered to you pursuant to Section 8.2(e) of the Agreement and Plan of Merger. Capitalized terms to which no meaning is assigned herein have the meaning assigned thereto in the Agreement and Plan of Merger.

          The Agreement and Plan of Merger provides in section 2.1(c) thereof, in pertinent part, that as a result of the Reprogenesis Merger each holder of common stock, par value $.01 per share, of Reprogenesis, each holder of Series A preferred stock, par value $.01 per share, of Reprogenesis, and each holder of a share of Series B preferred stock, par value $.01 per share, of Reprogenesis will receive a number of shares of Curis stock that is determined by a formula that is contained therein together with cash, if any, in lieu of fractional shares. Under applicable law, holders of Reprogenesis stock have the right to dissent from the Reprogenesis Merger and receive cash in lieu of Curis stock.

          The Reprogenesis Merger is described in a joint proxy statement-prospectus (the "Proxy Statement") which is included in the Registration Statement on Form S-4, as amended (Registration No. ______ ) (the "Registration Statement") that has been filed with the Securities and Exchange Commission.

          Assuming the accuracy of the statements that Reprogenesis or Curis certify to be true in the letters that are attached hereto and that the Reprogenesis Merger is effected pursuant to the Agreement and Plan of Merger, we are of the opinion that for federal income tax purposes, the Reprogenesis Merger is a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The foregoing opinion is based upon the Code, certain Treasury regulations, court decisions and certain rulings of the Internal Revenue Service which have appeared in the Internal Revenue Cumulative Bulletin. Such authorities are subject to change possibly with retroactive effect.
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Reprogenesis, Inc.                                                     [Date]

          Our opinions are not binding upon the Internal Revenue Service or upon any court. The Internal Revenue Service may challenge the conclusions which we have expressed herein, and substantial expense may be incurred in dealing with any such controversy.

          We express no opinion as to the federal income tax consequences of the Reprogenesis Merger if any of the assumptions to our opinion are incorrect, we provide herein no advice as to the accuracy of any of such assumptions, and we express herein no opinion as to any other matter including any state, local, foreign or other federal tax consequence of the Reprogenesis Merger.

          This opinion may not be relied upon by any person other than the person to whom it is addressed; nor may it be filed with any governmental agency or be used for any other purpose without our prior written consent; except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "The Merger -- Material United States Federal Income Tax Consequences" in the Proxy Statement.


                                    BAKER BOTTS L.L.P.



                                    By:
                                        -----------------------
                                         Gray Jennings